Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary description of the Redeemable Units is based on and qualified by the Partnership’s Fourth Amended and Restated Limited Partnership Agreement dated May 11, 2012, Amendment No. 1 dated December 30, 2015 and Amendment No. 2 dated December 8, 2017, thereto (together, the “Limited Partnership Agreement”), copies of which are incorporated by reference as Exhibits 3.2(a), 3.2(b) and 3.2(c), respectively, to this Annual Report on Form 10-K and are incorporated herein by this reference. For a complete description of the terms and provisions of the Partnership’s Redeemable Units refer to the Limited Partnership Agreement. Capitalized terms not defined herein have the meanings ascribed to them in this Annual Report on Form 10-K.

The Partnership Redeemable Units are privately offered. Profits and losses of the Partnership are allocated among the partners on a monthly basis in proportion to their capital accounts (the initial balance of which is the amount paid for their Redeemable Units). Distributions of profits will be made at the sole discretion of the General Partner.

The Redeemable Units may not be transferred without giving written notice of the assignment, transfer or disposition to the General Partner. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not jeopardize the Partnership’s status as a partnership for federal income tax purposes. The transfer of Redeemable Units shall be subject to all applicable securities laws. No substitution may be made unless the General Partner consents to such substitution. A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which such limited partner’s transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the Partnership’s books and records. Under the New York Revised Limited Partnership Act (the “New York Act”), an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner.

A limited partner may require the Partnership to redeem some or all of its Redeemable Units at net asset value per Redeemable Unit as of the last day of any month (the “Redemption Date”). The right to redeem is contingent upon the Partnership’s having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written request for redemption in a form specified by the General Partner at least no later than 3:00 p.m. New York City time, on the third to last business day prior to the Redemption Date, or such other notice period as the General Partner shall determine. The General Partner, in its discretion, may waive the three business day notice requirement. Because net asset value fluctuates daily, limited partners will not know the net asset value applicable to their redemption at the time a notice of redemption is submitted. Payment for a redeemed interest will be made within 10 business days following the Redemption Date. The General Partner has not experienced a situation in which the Partnership did not have sufficient cash to honor redemption requests. If this were to occur, the General Partner intends to honor redemption requests on a pro rata basis unless the General Partner determines that a different methodology would be in the best interests of the Partnership. There is no fee charged to limited partners in connection with redemptions. The General Partner may also, at its sole discretion and upon 10 days’ notice to a limited partner, require that any limited partner redeem some or all of its Redeemable Units if such redemption is in the best interests of the Partnership. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner.

As of September 1, 2011, the Partnership began offering three Classes of limited partnership interests: Class A Redeemable Units, Class D Redeemable Units and Class Z Redeemable Units. All Redeemable Units issued prior to September 1, 2011 were deemed “Class A Redeemable Units.” The rights, liabilities, risks, and fees associated with investment in the Class A Redeemable Units were not changed. Class A Redeemable Units and Class D Redeemable Units are available to taxable U.S. individuals and institutions, U.S. tax exempt individuals and institutions and non-U.S. investors. Class Z Redeemable Units are offered to certain employees of Morgan Stanley and its subsidiaries (and their family members). The Class of Redeemable Units that a limited partner of the Partnership receives upon subscription will generally depend upon the amount invested in the Partnership or the status of the limited partner, although the General Partner may determine to offer a particular Class of Redeemable Units to investors at its discretion. Class Z Redeemable Units were first issued on July 1, 2017. Class A Redeemable Units, Class D Redeemable Units and Class Z Redeemable Units are identical except that Class A Redeemable Units are subject to a monthly ongoing selling agent fee equal to 1/12 of 2.00% (a 2.00% annual rate) of the net assets of Class A Redeemable Units as of the end of each month and Class D Redeemable Units are subject to a monthly ongoing selling agent fee equal to 1/12 of 0.75% (a 0.75% annual rate) of the net assets of Class D Redeemable Units as of the end of each month. Class Z Redeemable Units are not subject to a monthly ongoing selling agent fee.

Summary of the Limited Partnership Agreement

The following is a summary explanation of all of the material terms and provisions of the Limited Partnership Agreement. Each prospective investor should read the Limited Partnership Agreement thoroughly before investing. The following description is a summary only, is not intended to be complete, and is qualified in its entirety by the Limited Partnership Agreement itself.

Liability of Limited Partners

The Partnership was formed as a partnership under the laws of the State of New York on July 7, 2003. In general, a limited partner will not be liable for amounts in excess of such limited partner’s contributions to the Partnership and their share of Partnership assets and undistributed profits. The General Partner will be liable for all obligations of the Partnership to the extent that assets of the Partnership are insufficient to discharge such obligations.

Management of Partnership Affairs

The limited partners will not participate in the management or control of the Partnership. Under the Limited Partnership Agreement, responsibility for managing the Partnership is vested solely in the General Partner. The General Partner may select one or more trading advisor(s) to direct all trading for the Partnership. Other responsibilities of the General Partner include, but are not limited to, the following: reviewing and monitoring the trading of the Advisor(s), administering redemptions of limited partners’ Redeemable Units, preparing monthly and annual reports to the limited partners, preparing and filing necessary reports with regulatory authorities, calculating the net asset value, executing various documents on behalf of the Partnership and the limited partners pursuant to powers of attorney, and supervising the liquidation of the Partnership if an event causing dissolution of Partnership occurs.

Sharing of Profits and Losses; Partnership Accounting

Each partner will have a capital account, and its initial balance will be the amount such limited partner paid for his, her or its Redeemable Units or, in the case of a contribution by the General Partner, its capital contribution (which shall be treated as units of general partnership interest). Any increase or decrease in the net assets per Class of Redeemable Units will be allocated among the partners on a monthly basis and will be added to or subtracted from the accounts of the partners in the ratio that each account bears to all accounts of partners holding such Class of Redeemable Units.

Additional Partners

The General Partner has the sole discretion to determine whether to offer for sale additional Redeemable Units and to admit additional limited partners. There is no limitation on the number of Redeemable Units which may be outstanding at any time. All Redeemable Units offered by the Partnership will be sold at the Partnership’s then current net asset value per Redeemable Unit for each Class of Redeemable Units. The General Partner may make arrangements for the sale of additional Redeemable Units in the future.

Restrictions on Transfer or Assignment

A limited partner may transfer or assign his or her Redeemable Units upon notice to the General Partner. The assignment will be effective at the beginning of the next month after the General Partner receives such notice. An assignee may not become a limited partner without the consent of the General Partner. The General Partner will not consent if it determines that the admission of the assignee to the Partnership would endanger the Partnership’s tax status as a partnership or otherwise have adverse legal consequences. The transfer of Redeemable Units shall be of Partnership transactions, to receive tax information, or to inspect the books and records of the Partnership. An assigning limited partner will remain liable to the Partnership for any amounts for which he or she may be liable. Under the New York Act, an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner.

Removal or Admission of General Partner

The General Partner may be removed and successor general partners may be admitted upon the vote of limited partners owning more than 50% of each Class of Redeemable Units then outstanding (excluding Redeemable Units owned by the General Partner, any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner, or their employees).

Amendments; Meetings

The Limited Partnership Agreement may be amended if approved in writing by the General Partner and limited partners owning more than 50% of each Class of Redeemable Units then outstanding. In addition, the General Partner may amend the Limited Partnership Agreement without the consent of the limited partners in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between the Limited Partnership Agreement and the Memorandum), to delete or add any provision of or to the Limited Partnership Agreement required to be deleted or added by the staff of any federal or state agency or any self-regulatory organization, or to make any amendment to the Limited Partnership Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed therein) provided that such amendment is not adverse to the limited partners, or is required by law.

Any limited partner, upon written request addressed to the General Partner, may obtain a list of the names and addresses of record of all limited partners and the number of Redeemable Units and units of general partnership interest held by each for a purpose reasonably related to such limited partner’s interest as a limited partner in the Partnership. Upon receipt of a written request, signed by limited partners owning at least 10% of each Class of Redeemable Units then outstanding, that a meeting of the Partnership be called to consider any matter upon which limited partners may vote pursuant to the Limited Partnership Agreement, the General Partner, by written notice to each limited partner of record, must call a meeting of the Partnership. Such meeting must be held at least 30 but not more than 60 days after the mailing of such notice and the notice must specify the date, a reasonable time and place, and the purpose of such meeting.

At any such meeting, upon the approval by an affirmative vote of limited partners owning more than 50% of each Class of Redeemable Units then outstanding, the following actions may be taken: (i) the Limited Partnership Agreement may, with certain exceptions, be amended; (ii) a new general partner or general partners may be admitted if the General Partner elects to withdraw from the Partnership; (iii) any contracts with the General Partner or any of its affiliates or any advisor may be terminated without penalty on 60 days’ notice; and (iv) the sale of all assets of the Partnership may be approved. However, no such action may be taken unless the General Partner has been furnished with an opinion of counsel that the action to be taken will not adversely affect the status of the limited partners as limited partners under the New York Act and that the action is permitted under such law.

At any such meeting, upon the approval by an affirmative vote of limited partners owning more than 50% of each Class of Redeemable Units then outstanding (excluding Redeemable Units owned by the General Partner, any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner, or their employees), the following actions may be taken: (i) the Partnership may be dissolved; (ii) the General Partner may be removed and a new general partner may be admitted; and (iii) the Partnership shall vote to terminate any collective investment vehicle operated by the General Partner into which the Partnership’s assets are invested, in accordance with the organizational documents of such collective investment vehicle.

Reports to Limited Partners

The books and records of the Partnership are maintained at its principal office. The limited partners have the right at all times during reasonable business hours to have access to and copy the Partnership’s books and records for a purpose reasonably related to such limited partner’s interest as a limited partner in the Partnership. Within 30 days of the end of each month, the General Partner will provide the limited partners with a financial report containing information relating to the net assets of the Partnership, net asset value per Class and net asset value per Redeemable Unit for each Class as of the end of such month, as well as other information relating to the operations of the Partnership which is required to be reported to the limited partners by CFTC regulations. In addition, if any of the following events occur, notice thereof will be mailed to each limited partner within seven business days of such occurrence: a decrease in the net asset value per Redeemable Unit of any Class to $400 or less as of the end of any trading day; any change in trading advisor(s); any change in commodity broker(s); any change in the General Partner; any material change in the Partnership’s trading policies or any material change in an advisor’s trading strategies. In addition, a certified annual report of financial condition will be distributed to the limited partners not more than 90 days after the close of the Partnership’s fiscal year. Not more than 75 days, and if required by the then applicable tax law, after the close of the fiscal year, tax information necessary for the preparation of the limited partners’ annual federal income tax returns will be distributed to the limited partners.

Power of Attorney

To facilitate the execution of various documents by the General Partner on behalf of the Partnership and the limited partners, the limited partners will appoint the General Partner, with power of substitution, their attorney-in-fact by executing the subscription agreement including the power of attorney. Such documents include, without limitation, the Limited Partnership Agreement and amendments and restatements thereto and customer agreements with MS & Co.

Indemnification

The Limited Partnership Agreement provides that the General Partner and its affiliates will have no liability to the Partnership or to any limited partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its affiliates if the General Partner or its affiliates in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its affiliates. The General Partner and its affiliates will be indemnified by the Partnership, to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its affiliates. No indemnification of the General Partner or its affiliates is permitted for losses resulting from a violation of federal or state securities law in connection with the offer or sale of the Redeemable Units.

Dissolution of the Partnership

The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of the following: (i) December 31, 2023; (ii) the vote to dissolve the Partnership by limited partners owning more than 50% of all Classes of Redeemable Units then outstanding (excluding units owned by the General Partner or any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner, or their employees); (iii) assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or dissolution of the General Partner, unless the Partnership is continued as described in the Limited Partnership Agreement; (iv) the net asset value per Redeemable Unit of any Class declines on any business day after trading to less than $400 as such amount may be adjusted for any splits or combinations of Redeemable Units; or (v) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the Partnership’s aggregate net assets decline to less than $1,000,000.